EX-99.1

Corgi International Limited Announces its Business Plan for the Fiscal Year Ending March 31, 2008

HONG KONG--(BUSINESS WIRE)--Corgi International Limited (Nasdaq GM:CRGI) today announced that it has posted a presentation outlining its business plan for the year ending March 31, 2008

CEO Michael Cookson commented, "Corgi's business plan for the fiscal year ending March 31, 2008 anticipates greater than 20% year over year revenue growth and improving profitability based on consolidating our operations, reducing our SKU count by 20%, and expanding our licenses, especially the Golden Compass and Harry Potter." Cookson continued, "We also see an opportunity to increase our distribution within our approximately 2900 retail customers; over 80% of which carry just one of our three brands."

The presentation also outlines the company's capital structure as of December 31, 2006, which includes 10.3 million shares issued and outstanding.

About Corgi International

Corgi International develops and markets a wide variety of both licensed and unlicensed collectible products- ranging from high end prop replicas to toys and gifts. The company holds licenses for many of the top film franchises of all time, including Batman, Disney Classics, Harry Potter, James Bond, Lord of the Rings, Pirates of the Caribbean, Star Trek, Star Wars, Superman, and others. The company is headquartered in Hong Kong, with offices in Walnut Creek, CA, Chicago, IL, and the United Kingdom.

Caution Regarding Forward-Looking Statements

Certain statements in this release are forward-looking, including statements concerning anticipated revenues and margins. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, in addition to those discussed above and without limitation, changes in market demand for Corgi International products, changes in economic conditions, dependence on certain customers and other risks described in the company's annual report on Form 20-F for the fiscal year ended March 31, 2006. The company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.